EXHIBIT 10.24.4

                       OPERATION AND MAINTENANCE AGREEMENT

                                     BETWEEN

                             PANDA-BRANDYWINE, L.P.

                                       AND

                           PANDA GLOBAL SERVICES, INC.

                                                                     17 May 1999
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                       OPERATION AND MAINTENANCE AGREEMENT

                                     BETWEEN

                             PANDA-BRANDYWINE, L.P.

                                       AND

                           PANDA GLOBAL SERVICES, INC.


                                    RECITALS

     THIS AGREEMENT is made and entered into on the 17th day of June, 1999, by and between Panda-Brandywine, L.P. ("Owner"), a Delaware limited partnership and Panda Global Services, Inc. ("Operator"), a Delaware Corporation.

     WHEREAS, Owner and Potomac Electric Power Company entered into a Power Purchase Agreement dated as of August 9, 1991, as amended on September 16, 1994 and, pursuant to which Owner operates a natural gas and oil fired 230 net megawatt cogeneration facility and a distilled water facility relating thereto (collectively the "Facility") in Brandywine, Maryland and pursuant to which Owner will sell and certain persons including but not limited to utilities, factories, and power marketers (customers) will purchase electrical energy produced by the Facility; and

     WHEREAS, Owner and the Brandywine Water Company ("Brandywine Water"), a Delaware Corporation, entered into a Steam Sales Agreement (the "Steam Sales Agreement") attached hereto as Exhibit A pursuant to which Owner will sell and Brandywine Water will purchase steam produced by the Facility; and

     WHEREAS, Owner desires to have Operator provide operation and maintenance services at the Facility and Operator desires to provide such services;

     NOW, THEREFORE, in consideration of the foregoing and of the premises hereinafter contained, Owner and Operator agree as follows:

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                                    SECTION I

                                   DEFINITIONS

     Whenever the following terms appear in this Agreement, they shall have the following meanings:

          "Actual Commercial Operation Date" shall have the meaning given such term in the Power Agreement.

          "Affiliate" shall mean, with respect to any corporation, a corporation which controls, is controlled by, or is under common control with, such corporation or successor thereto.

          "Agreement" shall mean this Operation and Maintenance Agreement made and entered into on the date set forth above by and between Panda-Brandywine, L.P. and Panda Global Services, Inc.

          "Annual Budget" shall mean the budget of all costs and expenses anticipated to be incurred by Operator to meet its obligations under this Agreement during any calendar year, or part thereof.

          "Approved Budget" shall mean the annual budget prepared and submitted by Operator pursuant to Section 2.17 (n) hereof, which has been approved by Owner.

          "Authorization To Proceed" shall mean Owner's written notice to Operator to commence the work required by this Agreement.

          "Claims" shall have the meaning given such term in Section 9.02 (a) hereof

          "Commencement Date" shall mean the calendar date upon which Operator is to commence the work required by this Agreement as specified in the Authorization to Proceed. The expected date for the Commencement Date is November 1, 1999.

          "Commercial Operation" shall mean the commencement of regular deliveries of electricity to the customers pursuant to the Power Agreements, which occurs as of the Actual Commercial Operation Date.

          "Commercial Operation Date" shall mean the date of Commercial Operation, which occurred on October 31, 1996.

          "Construction Agreement" shall mean the Amended and Restated Turnkey Construction Agreement between Owner and Turnkey Contractor relating to the design, construction, testing and starting up of the Facility as the same may be amended, supplemented or modified from time to time.

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          "Consumables" shall be the meaning set forth in Section 2.07 hereof.

          "Delivery Facilities" shall mean the lines and pipes used to deliver gas and water to the facility.

          "Dependable Capacity" shall mean the capacity of the Facility determined by testing pursuant to Section 8.2 of the Power Agreement.

          "Equivalent Availability Factor" shall have the meaning set forth in the Power Agreement.

          "Equivalent Forced Outage Rate" shall have the meaning set forth in the Power Agreement.

          "Facility" shall mean the natural gas and oil fired 230 net megawatt cogeneration facility and the distilled water facility built by Owner near Brandywine, Maryland to supply electrical energy to the Utility, factories, and power marketers (customers) and thermal energy to Brandywine Water and all equipment contained therein and parts thereof. It shall include, without limitation, Delivery Facilities, the fuel oil storage tank, all fuel oil delivery lines from the fuel oil storage tank to the balance of the Facility, the portion of the natural gas pipeline located on the Site, interconnection facilities to interconnect with the Utility (to the extent located on Owner's side of the interconnection point that is on the high side of Owner's step-up transformers) and other equipment and systems described in the Construction Agreement.

          "Indemnitee" shall have the meaning set forth in Section 9.02 hereof.

          "Steam Sales Agreement" shall mean the Steam Sales Agreement between Owner and Brandywine Water as the same may be amended, supplemented or modified from time to time.

          "Lender" and "Lenders" shall mean the financing entities, security holders, investors, equity providers and others providing financing or financing to or on behalf of Panda, for the development, construction, ownership, operation, and maintenance of the Facility or any portion thereof, or any trustee or agent acting on behalf of any of the foregoing.

          "Maintenance Reserve" shall mean the fund established to cover major maintenance expenditures such as combustion turbine overhauls and other equipment major maintenance overhauls.

          "Operator" shall mean Panda Global Services Inc., a Delaware Corporation.

          "Owner" shall mean Panda-Brandywine, L.P., a Delaware Limited Partnership.

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          "Plant General Manager" shall mean Operator's on-site employee responsible for the operation and maintenance of the Facility.

          "Project Funding" shall mean the date upon which the initial loan was made by the Lender to Owner.

          "Power Agreement" shall mean the Power Purchase Agreement between Owner and Utility dated as of August 9, 1991, and as amended on September 16, 1994 and as supplemented, amended or modified from time to time during the term of this Agreement, which is on file at the Facility at 16400 Mattawoman Drive, Brandywine, Maryland and Panda's Corporate offices located at 4100 Spring Valley Rd. Suite 1001, Dallas, Texas.

          "Prudent Utility Practices" shall mean those practices generally followed by the United States electric utility industry with respect to the operation and maintenance of electric generating, transmission and distribution facilities (including, but not limited to, the operating and safety practices generally followed by the electric utility industry).

          "Qualifying Facility" or "QF" shall mean a cogeneration facility meeting the requirements for a qualifying cogeneration facility set forth in the Public Utility Regulatory Policies Act of 1978, Public Law No. 95-617 as amended from time to time and in the regulations with respect thereto, including Title 18 of the Code of Federal Regulations Part 292 as the same may be amended from time to time.

          "Reimbursable Costs" or "Reimbursable Cost" shall mean all reasonable and actual direct costs properly incurred pursuant to Sections 2.04 through 2.08, and 2.13 of this Agreement.

          "Site" shall mean that real property upon which the Facility is located.

          "Summer Period" shall mean the months of June, July, and August.

          "Termination Payment" shall be a lump-sum payment as defined in
Section 8.01 hereof.

          "Turnkey Contractor" shall mean Raytheon Engineers and Constructors, Inc. a Delaware Corporation.

          "Utility" shall mean Potomac Electric Power Company, a District of Columbia and Virginia corporation, or any successor thereto.

          "Winter Period" shall mean the months of December, January and February.

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                                   SECTION II

                      SERVICES TO BE PERFORMED BY OPERATOR

     Operator will provide all operation and maintenance services necessary for the efficient, sound and effective operation of the Facility so as to enable the Facility to respond to the thermal requirements and operation and maintenance requirements of Brandywine Water, as set forth in the Steam Sales Agreement, attached as Exhibit A hereto, and to satisfy the requirements set forth in the Power Agreement, attached as Exhibit F, and to maintain the Facility in good mechanical and operating repair and condition all in accordance with Prudent Utility Practices in a manner consistent with that of a prudent non-utility owner maintaining its own facility for its own account. Without limiting the generality of the foregoing, Operator shall do the following:

2.01 Personnel. Operator shall hire, train and provide, in a manner consistent with that of a prudent non-utility owner maintaining, competent qualified personnel to operate and maintain the Facility including, without limitation, the following:

          (a) A General Manager, Plant Manager, Operations Manager, Maintenance Manager, and Plant Engineer assigned to the Facility full time, to manage on-site operations and maintenance which individuals shall be approved in writing by Owner and shall not be replaced without the written approval of the Owner.

          (b)  Additional full time on-site personnel as needed.

          (c) Additional engineering support, maintenance, and management personnel not located full time at the Facility, as needed to perform the requirements of this Agreement.

Without limiting the generality of the foregoing, Operator will (i) staff the Facility with two or more qualified operators (in the control room or electronically connected thereto when elsewhere on the Facility site) during all hours when the Facility is in operation or when the generator is electrically connected to the Utility's system; (ii) provide those full time on-site personnel required to operate the Facility in accordance with Prudent Utility Practices, including without limitation, those positions identified in Exhibit B hereto; and (iii) provide the home office support identified in Exhibit C hereto. Operator shall submit the qualifications of full-time on-site personnel hired for review and approval by Owner as requested in writing.

2.02 Staffing. After receiving Authorization to Proceed, Operator shall hire the personnel identified in Exhibit B.

2.03 Operation and Maintenance. Operator shall operate and maintain the Facility, seven days a week, twenty-four hours per day, in accordance with Prudent Utility Practices, manufacturers' recommendations as applicable, and as required by the Power Agreements, loan,

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single investor or leveraged lease documents relating to the Facility and this
Agreement. The Operator will operate the Facility in a manner calculated to maximize the useful life of the equipment, to avoid excessive fuel consumption, to minimize downtime for repairs, to avoid forced outages, and to maintain (to the extent controllable by Operator) the Facility's QF status, in a manner consistent with that of a prudent non-utility owner. Operator shall consult with Owner in order to clarify its obligations in the event that any conflict exists in these obligations under this Agreement. Operator shall be solely responsible for the operation and maintenance of the Facility hereunder but will follow the directions of Owner with respect to financi al or economic matters as long as compliance with such directions will not be likely to materially and adversely affect the operation and maintenance of the Facility as required hereunder.

2.04  Tools.

          (a) Operator shall review the tool list developed by the Turnkey Contractor and the previous O&M Contractor and identify and prepare a list of recommended tools required to adequately perform the requirements of this Agreement. Said list will be submitted to Owner and shall be modified or supplemented throughout the term of this Agreement by agreement of the parties as necessary to permit the timely acquisition thereof.

          (b) The initial supply of tools identified on the list described in paragraph (a) shall be subject to the written approval of the Owner and will be purchased by Operator to Owner's account as provided in Section 4 of this Agreement or as a Reimbursable Cost. Operator shall promptly notify Owner in writing of tools that were not approved that could impact its obligations and duties hereunder.

          (c) Operator shall be responsible for annually, or as otherwise reasonably requested by Owner in writing, preparing and presenting to Owner an accurate reconciliation of the Facility's tool inventory.

          (d) Operator shall be responsible for the use, management, control, care, and custody of Facility tools.

          (e) Operator shall repair or replace as required, as a Reimbursable Cost or to the account of Owner, as provided in Section 4, tools that deteriorate due to normal use.

          (f) Operator shall replace, to the account of Operator, tools that are broken due to misuse, stolen or lost while in Operator's care.

          (g) Operator shall periodically, and no less frequently than annually, review Facility tools, and make recommendations to Owner for additional tools that would improve Facility operations.

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2.05  Spare Parts.

          (a) Operator shall review the spare parts list developed by the Turnkey Contractor and previous O&M Contractor, and shall identify and prepare a list of recommended spare parts required to adequately perform the requirements of this Agreement. Said list will be submitted to Owner and shall be modified or supplemented throughout the term of this Agreement by agreement of the parties as necessary to permit the timely acquisition thereof. Spare parts will be determined with reference to generally accepted practices in the industry and with reference to manufacturer's recommendations.

          (b) The supply of spare parts identified on the list described in paragraph (a) shall be subject to the written approval of the Owner and will be purchased by Operator for Owner's account as provided in Section 4 of this Agreement or as a Reimbursable Cost.

          (c) Operator shall, subsequent to submitting the initial list of spare parts described in paragraph (a) be responsible for purchasing, for Owner's account as provided in Section 4 hereof or as a Reimbursable Cost, replacements for said listed spare parts as necessary.

          (d) Operator shall be responsible for the use, care, custody, management and control of said spare parts.

          (e) Operator shall be responsible for annually on or about January 15, or as otherwise reasonably requested by Owner in writing, performing and presenting to Owner an accurate reconciliation of the Facility's spare parts inventory.

          (f) Operator shall be responsible for establishing proper and effective on-Site warehousing and inventory controls for such spare parts.

          (g) Operator shall purchase additional parts subject to Owner's written approval or replacement parts to maintain inventory at levels to support Facility requirements, as a Reimbursable Cost or to the account of Owner as provided for in Section 4.

2.06  Equipment.

          (a) Operator shall identify and prepare a list of recommended equipment required to adequately perform the requirements of this Agreement. Said list will be submitted to Owner or supplemented throughout the term of this

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               Agreement by agreement of the parties as necessary to permit the timely acquisition thereof.

          (b) The equipment identified on the list of such equipment described in paragraph (a) shall be subject to the written approval by Owner and shall be purchased by Operator for Owner's account as provided in Section 4 or as a Reimbursable Cost. Operator shall promptly notify Owner in writing of equipment that was not approved that could impact Operator's obligations and duties hereunder.

          (c) Operator shall periodically review the equipment required to perform under this Agreement and make recommendations to Owner of modifications or additions to Facility equipment throughout the term of this Agreement that would improve or enhance Facility operations.

          (d) Operator shall be responsible for the use, management, care, custody, operation and maintenance of said equipment. Operator shall repair or replace, as a Reimbursable Cost or to the account of Owner as provided for in Section 4, this equipment.

          (e) Operator shall, when approved in advance by Owner in writing, purchase and install additional equipment as a Reimbursable Cost or to the account of Owner as provided for in Section 4.

2.07  Consumables and Other Materials.

          (a) Operator shall identify those consumable, expendable, and other materials and supplies ("Consumables") necessary to perform the requirements of this Agreement. Said Consumables will be identified to Owner throughout the term of this Agreement as necessary to permit the timely acquisition thereof.

          (b) Operator shall use, manage, care for, control and maintain Consumables as required to support the needs of the Facility, and purchase Consumables, as Reimbursable Costs or to Owner's account as provided in Section 4, throughout the term of this Agreement.

2.08 Purchased Parts, Labor and Services. Operator shall identify and purchase as Reimbursable Costs or for the account of Owner as provided for in Section 4, parts other than spare parts and purchased labor and services throughout the term of this Agreement as necessary to perform the requirements of this Agreement, including but not limited to the labor and services identified in Exhibit D hereto. This will include purchases for the services of factory personnel, or personnel trained and qualified to provide equivalent services, to perform manufacturer's recommended service procedures when deemed necessary. Without limitation, Operator shall purchase as a Reimbursable Cost third-party contracts to clean up and remove hazardous waste

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and solid waste, except such waste arising out of the negligence or fault of
Operator. Any maintenance or repair that can reasonably be performed by regular full time on-site personnel, provided pursuant to Section 2.01 above and Exhibit D, will be performed by them, without additional compensation.

2.09 Maintenance and Repairs. Operator shall comply with procedures developed pursuant to Section 2.10 below and otherwise provide all maintenance and repair services necessary to keep the Facility in good working order in a manner consistent with that of a prudent non-utility owner, to correct by appropriate measures any damage to or malfunction of the Facility, and provide all necessary information to and cooperate with Owner so that Owner may enforce or make warranty claims with respect to any repair or malfunction. Any parts utilized in performing operation and maintenance services shall be new or refurbished according to manufacturer's recommendations. Operator shall assign to Owner the manufacturer's warranty on all parts Operator has purchased.

2.10 Operating, Maintenance and Safety Plans and Procedures. Using the operations and maintenance manuals supplied to Owner by the Turnkey Contractor pursuant to the Construction Agreement, those supplied by the previous O&M Contractor, and as supplemented by Operator's standard procedures developed for like facilities, Operator shall develop (and furnish copies to Owner for review and approval in writing) necessary operating, maintenance and safety plans and procedures including, without limitation, the following (each of which shall satisfy the requirements set forth in the Power Agreement):

          (a) Startup, operating, dispatching and shutdown procedures for Facility equipment and systems including appropriate periodic checks of and/or for water quality and treatment requirements, fluid or gaseous leaks, improper temperatures, excessive noise and vibrations, proper pressures and liquid levels, and other pertinent operating information indicative of equipment condition.

          (b) Periodic maintenance plans identifying schedules and procedures for equipment lubrication, packing and seal checks, filter checks and services, and electrical and control system checks.

          (c) A Ten Year Plan, other Plans and procedures for long-term maintenance and overhaul of Facility equipment.

          (d)  Plans and procedures for as-needed repairs and overhauls.

          (e) Plans and procedures for emergency service and repairs as needed, twenty-four (24) hours a day, each day of the year. Such procedures will provide for expedited service and repairs; for the availability of Operator's management personnel, in connection with such services, on a twenty-four (24) hours a day, each day of the year basis; for notification of and expediting the availability of factory or service personnel when necessary

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               repairs are beyond the capabilities of on-site personnel, and for the immediate notification of Owner of any emergency event or condition, of anticipated corrective actions to be taken and of anticipated service and repair times and consequences.

          (f) Procedures for identifying, acquiring and maintaining required spare parts to ensure that the Facility has an adequate inventory of spare parts, in accordance with Section 2.05 of this Agreement.

          (g) Procedures for notice to and approval by Owner of any alterations to the Facility, so that no alterations to the Facility will be made without the written consent of Owner.

Operator will, without limitation, provide in such plans and procedures for visual, mechanical or instrumental inspection as necessary in order to provide early detection of required adjustments, repairs or replacements so that required adjustments, repairs or replacements can be scheduled with minimum interference to Facility operations insofar as possible. Such procedures will be consistent with applicable manufacturer's recommendations, will provide for the services of factory representatives and/or outside consultants where appropriate and will provide for orderly shutdowns and minimum interference with operations. Such procedures will be reviewed as required and in no event less frequently than annually with a copy of the review provided to Owner. No alterations to the Facility shall, in any event, be made without the prior written approval of Owner.

2.11 Records. Operator shall keep and maintain maintenance and operation records for the Facility and for the equipment therein. Such records shall satisfy the requirements set forth in the Power Agreement and Lenders requirements under loan, single investor or leveraged lease documents relating to the Facility and shall include, without limitation: the logging of daily exception reports; daily Operator's logs; a record of all maintenance and repairs performed; copies of all plans and procedures developed pursuant to Section 2.10 above or otherwise; emissions and compliance reports; equipment and instrument calibration records; fuel consumption records; steam production; water consumption, consumption and delivery records; and electricity production, consumption and delivery records and QF status calculation records. All records shall be made available to the Owner.

2.12 Reports. Operator shall prepare and furnish a monthly operations report within fifteen (15) business days following the close of each calendar month, including the following:

          (a) A review of operations for the prior month (fuel consumption; electricity and steam production, consumption and deliveries and QF status records, etc.).

          (b) Identification of significant exceptions to the normal status of equipment.

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          (c)  Identification of all major repairs or alterations made to equipment during the prior month.

          (d) Identification and explanation of significant performance deviations from the prior month or from anticipated performance.

          (e) Identification of maintenance and shutdowns planned for the succeeding twelve (12) months.

          (f) Such other matters as may be reasonably requested by Owner in writing.

Operator shall also provide all notices required in connection with the operation and maintenance of the Facility by applicable permits, laws and regulations and the Power Agreement and loan, single investor or leveraged lease documents relating to the Facility within the times required. Owner shall be responsible, pursuant to Section 3.08 (c), for providing those documents which identify all required notices relating to the operation and maintenance of equipment contained in the Facility that are required by this paragraph.

2.13 Governmental, Regulatory, Utility And Safety Requirements. Operator shall operate and maintain the Facility in compliance with all-applicable laws, permits, approvals, ordinances, rules, regulations and orders of Federal, State and local governmental authorities. Operator shall also comply with all safety and other rules and regulations reasonably established by Owner with respect to the Facility and with all safety and other rules and regulations established by Utility with respect to interconnection delivery facilities and with respect to property owned by or leased from the Utility. In the event that such requirements change during the term of the Agreement, and such changes require additional costs of Operator, these additional costs shall be mutually determined by Owner and Operator and reimbursed to Operator by Owner as Reimbursable Costs. In the event such changes require alteration to the Facility, Owner shall be responsible for the costs of such alterations.

2.14 Liens And Encumbrances. Operator shall keep all real property and all personal property and equipment associated with or part of the Facility free and clear of all liens and encumbrances caused by an action or failure to act by Operator or any of its consultants, suppliers or subcontractors in the performance of its obligations under this Agreement, including, without limitation, failure by Operator to pay, when due, any bill or charge for labor or services performed or materials or equipment furnished for use in connection with this Agreement. Nothing herein contained shall require Operator to pay any claims for labor, materials or services which Operator, in good faith disputes and which Operator, at its own expense, is currently and diligently contesting; PROVIDED, HOWEVER, that Operator shall, not later than ten (10) days after notice of the filing of any claim of lien that is disputed or contested by Operator, post a surety bond sufficient to release said claim of lien.

2.15 Metering. Operator shall verify the accuracy of meters and devices used to measure the delivery of thermal energy as required, but in no event less frequently than quarterly and shall verify the accuracy of meters and devices used to measure the delivery of electricity, natural gas,

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steam and water as required, but in no event less frequently than annually. Such verification is to be performed in a manner consistent with the requirements of the Power Agreements.

2.16 Waste. Operator shall not allow any hazardous or solid waste to accumulate on the Site in contravention of any applicable law, regulation or governmental permit or license, the Power Agreement, or any loan or leveraged lease documents relating to the Facility.

2.17 Scope of Work. Operator shall perform those services described in this Agreement. Such services shall be performed and supplied in connection with, but not limited to, the following:

          (a) Operations & Maintenance of the Facility, including without limitation, the following:

               (i) The development of training programs and development of Facility procedures.

               (ii) The hiring and training of qualified Operator personnel.

          (b) Testing of the Facility required by this Agreement and Power Agreements.

          (c) Startup of the Facility in connection with each dispatch from the Utility or for the Customers.

          (d) Management and provision of all activities required for Facility support and operation, under the direction of Owner, including but not limited to: community interface, fuel scheduling, and management of other contracts and services necessary to support the Facility.

          (e)  Operation of the Facility.

          (f) Management of all operation and maintenance requirements of the Facility.

          (g)  Maintenance of the Facility.

          (h) Furnishing electrical energy to the Customers, together with the maintenance schedules and other records required by the Customers.

          (i) Providing home office support activities for the Facility including but not limited to those of Exhibit C.

          (j) Assist Owner in maintaining and renewing the necessary permits and licenses of Section 3.04.

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          (k)  Submit a desired schedule of Scheduled Outages as defined in the
               Power Agreement (including the duration of each outage) to Owner at least four (4) weeks before Owner is required to supply same to Customers.

          (l) Cooperate with Customers and Owner in scheduling and performing all scheduled maintenance outages, routine maintenance and major overhaul outages in accordance with Owner's obligations of the Power Agreements or as set forth in loan or leveraged leased documents relating to the Facility.

          (m) Preparation and submission to Owner, for Owner's approval, of an Annual Budget for the Facility, at least ninety (90) days before the beginning of each calendar year. Such budget shall be consistent with the requirements of this Agreement and meet the requirements of the Power Agreements or any loan, single investor or leveraged lease documents relating to the Facility.

          (n) Provide sufficient training to operating and maintenance personnel to assure that their capabilities and qualifications are maintained.

          (o) Cooperate with Customers, Utility, and Owner in scheduling and performing all Dependable Capacity Testing for the Summer and Winter Periods and other testing required.


                                   SECTION III

                        SERVICES TO BE PERFORMED BY OWNER

Owner shall be responsible for the following:

3.01 Office Space, Equipment, And Administrative Services. Owner shall provide office and administrative space, administrative services and equipment for Operator at the Facility.

3.02 Tools, Spare Parts, Equipment And Consumables. Owner will:

          (a) Provide written approval or give timely objections to the lists of tools, spare parts, equipment, and Consumables identified by Operator pursuant to Sections 2.04, 2.05, 2.06, and 2.07 hereinabove.

          (b) Pay for approved supplies of tools, spare parts, equipment, Consumables, and purchased parts, labor and services and Reimbursable Costs required by Operator to perform its responsibilities as defined in Section II of this Agreement, as provided for in Section 4.01 and 4.02.

3.03  Utilities. Owner will provide and pay for all utilities.

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3.04 Permits And Licenses. Owner has obtained and will maintain all necessary permits and licenses, except those that are issued in the name of Operator.

3.05 Staffing Schedules. Owner will provide written approval or give timely objections for its obligation to give staffing schedule approval required in
Section 2.02.

3.06 Manuals. Consistent with the needs of Operator for such material to perform its obligations under this Agreement, Owner shall deliver, or cause to be delivered to Operator, copies of operating and maintenance manuals for all equipment purchased since COD or installed in the Facility and any and all additional documents received from Turnkey Contractor under the Construction Agreement including, but not limited to, as-built drawings of the Facility, record books, vendor manuals and operations and maintenance manuals.

3.07 Payments. Owner shall make payments to Operator in accordance with Articles IV, V, and VI of this Agreement.

3.08  Other. Owner will:

          (a) Provide and pay for all natural gas, fuel oil, chemicals required throughout the term of this Agreement.

          (b) Pay all property or other taxes related to the Facility or its activities but not income or employment related taxes of the Operator or its employees.

          (c) Provide all necessary documents that Operator needs to perform its obligations relating to the operation and maintenance of equipment contained in the Facility under this Agreement. Owner and Operator shall consult with each other to determine the obligations under such documents for which the Operator is responsible.

3.09 Owner shall, at all times, conform to all laws, ordinances, rules and regulations applicable to it.


                                   SECTION IV

                                  COMPENSATION

4.01  Operator shall be compensated by Owner as follows:

          (a) A fixed price of $140,000 per month, as adjusted by the provisions of Section V, for all services to be provided by Operator pursuant to this Agreement except as otherwise provided for in this Agreement. Said

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               monthly payment shall be adjusted annually commencing on the first day of each year subsequent to January 1, 2000, by the change in index values of the (i) immediately preceding month of December and (ii) the prior month of December, as specified in the Consumer Price Index for All Urban Consumers, U.S. City Average, Table 1, in the row titled "Services" under the column heading "Unadjusted percent change to..." as published in the CPI Detailed Report for the immediately preceding December; plus

          (b) All Reimbursable Costs properly incurred pursuant to this Agreement.

4.02 Operator Procurement to Owner's Account. Operator may procure those items and services which are considered Reimbursable Costs and are included in the Approved Budget by issuing purchase orders to be paid directly by Owner on Owner's purchasing and requisition forms. Operator shall supply a confirming copy of the purchase order to Owner. For purchase orders in excess of $10,000 or for any items not in the Approved Budget, Operator is required to receive written authorization from Owner prior to issuing purchase orders to be paid directly by Owner on Owner's purchasing and requisition forms.


                                    SECTION V

                            CONTRACT PRICE ADJUSTMENT

5.01 Equivalent Availability Factor Contract Price Adjustment. Operator's fixed fee described in Section 4.01(a) of this Agreement shall be adjusted each month as follows based on the Facility's monthly Equivalent Availability Factor (EAF):

          (a) If the EAF is greater than or equal to 92%, Operator's fixed fee described in Section 4.01(a) shall be increased by:
               (EAF-.92)*$100,000

          (b) If the EAF is greater than 88% but less than or equal to 92%, Operator's fixed fee described in Section 4.01(a) shall not be adjusted.

          (c)  If the EAF is less than 88%, Operator's fixed fee described in
               Section 4.01(a) shall be decreased by:
               (.88-EAF) * $50,000

          Under no circumstances shall the monthly increase or decrease in the Operator's fixed fee pursuant to the paragraphs (a) or (c) above exceed $6,000 per month.

          The Equivalent Availability Factor calculation is defined in Exhibit N of the Power Agreement and for reference in Exhibit E attached.

5.02 Capacity Performance Contract Price Adjustment. Operator's fees under this Agreement shall be adjusted each month based on the Dependable Capacity test conducted for Winter and Summer Period as follows:

          (a) If the plant's Dependable Capacity, as determined by the Utility, is set at the lesser of 230 MW or the Dependable Capacity set at the Commercial Operation Date for the applicable Summer or Winter Period without a Dependable Capacity test being performed the Operator's fixed fee described in Section 4.01(a) will be increased by $2,000 per month for the applicable Summer Period or Winter Period and the following three months as a contract price adjustment.

          (b) If the plant's Dependable Capacity, as determined by the Utility during the Dependable Capacity test for the applicable Summer Period or Winter Period, is equal to or above the lesser of 230 MW or the Dependable Capacity set by the Utility at the Commercial Operation Date, then the Operator's fixed fee in
               Section 4.01(a), will be increased by $2,000 per month for the applicable Summer or Winter Period and the following three months as a contract adjustment.

          (c) If the plant's Dependable Capacity, as determined by the Utility during the Dependable Capacity test for the applicable Summer Period or Winter Period, is lower than the lesser 230MW or the Dependable Capacity set by the Utility at the Commercial Operation Date, then the Operator's fixed fee in Section 4.01
               (a), will be decreased by $2,000 per month for the applicable Summer or Winter Period as a contract adjustment.

5.03 Safety Performance Contract Price Adjustment. Operator's fees under this agreement will be adjusted quarterly in the months of March, June, September, and December (maximum of four-(4) payments of $1,000 each) based on the Plant safety as follows:

          (a) For employee on-the-job performance resulting in no lost time during the quarter, Operator's fee of Section 4 will be increased during the appropriate month described above will be increased by $1,000 as a contract price adjustment. This adjustment in some mutually agreed to manner will be distributed to the crew members (approximately $50 per employee) on a quarterly basis in the form of a Safety incentive.

          (b) For employee on-the-job performance resulting in any lost time during the quarter, the Operator's fees of Section 4 will be decreased during the appropriate month described above by $1,000 as a contract price adjustment.

                                   SECTION VI

                                     PAYMENT

6.01 Payment of Monthly Compensation. The payment required by Sections 4.01 and
4.02 above will be made on a calendar month basis. Operator shall submit its invoices on or before the fifteenth (15th) day of the month following the month during which services were provided or Reimbursable Costs were incurred. Owner shall pay the amount due to Operator on or before the thirtieth (30th) day following the date the invoice is received by Owner. Operator shall submit its billing together with copies of supporting invoices, vouchers, receipts, and such other evidence of payment as Owner shall require.

6.02 Payment Of Termination Payment. Owner shall pay the amount due pursuant to
Section 8.01 to Operator on or before the thirtieth (30th) day following the date the invoice for such amount is received by Owner.

6.03 Payment Disputes. In the event of a dispute or question regarding any invoice submitted by Operator, (i) all amounts not disputed or in question shall be promptly paid as and when required by Section 6.01 above, (ii) an explanation of the dispute shall be promptly transmitted by Owner to Operator, (iii) Owner and Operator shall immediately seek to resolve the dispute or question, and (iv) payment shall be made within ten (10) days of any remaining amount due when the dispute is resolved.


                                   SECTION VII

                                      TERM

7.01 Term. This Agreement shall become effective as of the date of execution of this Agreement, and shall continue in effect thereafter until the ninth anniversary of the Actual Commercial Operation Date unless otherwise terminated as provided in this Agreement.

7.02 Extension of Term. Any extension of the term of this Agreement will be effected by written agreement between the parties. All of the terms and conditions of this Agreement which are not modified or changed in any such written agreement shall remain in full force and effect throughout any such extended term.

7.03 Authorization to Proceed. Obligations of Owner and Operator shall commence on the Commencement Date.

7.04 Actual Commercial Operation Date. Commercial Operation Date occurred on October 31, 1996.

                                  SECTION VIII

                                   TERMINATION

8.01 Termination By Owner Without Cause. Owner shall have the right to terminate this Agreement upon any termination of the Power Agreement. Upon termination pursuant to this Section VIII, Owner shall pay Operator:

          (a)  all outstanding costs pursuant to Section 4.02 hereof,

          (b) reasonable costs that may be incurred by Operator in support of the termination of this Agreement, and

          (c) reasonable severance costs resulting from the termination of employment of Operator's employees.

Lender shall have the right to terminate this Agreement for convenience should it declare an event of default under any financing documents and Owner shall have the right to terminate this Agreement for convenience should the Facility be sold to a third party who intends to operate the Facility. In the event Owner effectuates such a termination of convenience after the Actual Commercial Operation Date, Owner shall pay Operator, in addition to the costs identified in
(a), (b) and (c) above, the Termination Payment pursuant to the following schedule:

          (d) If the Agreement is terminated prior to or within 12 months following Authorization to Proceed, $7,500 per month for each month otherwise remaining in the term of the Agreement.

          (e) If the Agreement is terminated after 12 months but prior to 24 months following the Authorization to Proceed, $6,000 per month for each month otherwise remaining in the term of the Agreement.

          (f) If the Agreement is terminated after 24 months but prior to 36 months following the Authorization to Proceed, $5,000 per month for each month otherwise remaining in the term of the Agreement.

Neither party may otherwise terminate this Agreement except as otherwise provided in this Section VIII.

8.02 Termination By Owner for Cause. Owner or Lender may terminate this Agreement upon written notice to Operator as provided for in Section 8.05 upon the occurrence of any of the following:

          (a) Operator's failure to provide adequate qualified personnel to perform its obligations under the Agreement.

          (b) Failure of the Operator to perform in any material respect any service or obligation to be performed by it hereunder or if any representation or warranty shall prove to be incorrect in any material respect.

          (c) The appointment of a receiver, liquidator or trustee for Operator by a court of competent jurisdiction or an adjudication of bankruptcy or insolvency by any such court or the filing by Operator of a petition seeking an adjudication of bankruptcy or insolvency.

          (d) Failure of the Operator to maintain an Equivalent Availability Factor as defined in the Power Agreement of at least 80% or Equivalent Forced Outage Rate less than 10% on an annual basis to the extent such failure was due to causes within Operator's control. Following Owner's directions pursuant to Section 2.03 shall not be construed as an occurrence of failure under this paragraph.

          (e) Continuance of a Force Majeure by Operator for more time than that allowed in Section 13.01.

          (f) Failure of Owner and Operator to reach agreement by renegotiation provided by Section XIV.

          (g) Failure of the Facility to produce adequate thermal or electrical energy to enable Owner to meets its obligations to its customers to the extent such failure was within Operator's control.

          (h) Failure to maintain the Facility's QF status due to negligent acts or omissions of Operator.

8.03 Termination By Operator For Cause. Operator may terminate this Agreement upon written notice to Owner as provided for in Section 8.05 upon the occurrence of any of the following:

          (a) Failure to pay undisputed amounts due to Operator under this Agreement in accordance with Section VI.

          (b) Failure of Owner to approve, and pay for tools, parts, equipment, or Consumables required by Operator to perform its obligations under this Agreement.

          (c) Failure of Owner to perform in any material respect any service or obligation to be supplied or performed by it or if any representation or warranty shall prove to be incorrect in any material respect.

          (d) Failure of Owner and Operator to reach agreement by renegotiation provided by Section XIV.

          (e) Continuance of a Force Majeure by Owner for more time than that allowed in Section 13.01.

8.04 Termination Under Section 8.01. In the event Owner gives a written termination notice pursuant to the provision of Section 8.01, this Agreement shall terminate as of the date specified in such notice which shall be no earlier than fifteen (15) days after the date the notice is given.

8.05 Termination Under Section 8.02 and 8.03. In the event a written termination notice is given pursuant to Sections 8.02(a), 8.02(b), 8.03(b) or 8.03(c), such notice shall set forth the circumstances providing the basis for such notice and the Party which receives such notice shall have thirty (30) days to remedy such condition. In the event such circumstance is not corrected by the Party receiving such notice, or the Party receiving such notice has not taken substantive action acceptable to the other Party in its sole discretion to correct the circumstances by the end of such thirty (30) day period, this Agreement shall terminate.

8.06 Termination Procedure. Operator shall, in the event of termination, take all reasonable steps necessary to assure an orderly transfer of operation and maintenance responsibility to Owner or to Owner's designee including, without limitation, the delivery of all of the following to Owner or to any such designee:

          (a) All operation, maintenance or other records, manuals and procedures associated with the Facility.

          (b) All tools, Consumables, spare parts and equipment associated with the Facility.

          (c) At the option of Owner or such designee, assignments to Owner or such designee, in form reasonably satisfactory to Owner or such designee, of any agreements between Operator and third parties relating to the performance of the obligations of Operator under this Agreement.

8.07 Owner Cure of Operator's Default. In the event of a default by Operator in its obligations hereunder, Owner may after the applicable cure period (but shall not be required to) cure such default and may charge Operator any additional incremental costs incurred by Owner to cure such default. The exercise by Owner of this right shall not waive any other rights of Owner hereunder or at law.

8.08 Rights and Remedies in Law or Equity. In the case of a material breach by either Party of its representations, warranties or obligations hereunder, in addition to, or in lieu of, the right to terminate this Agreement pursuant to
Section 8.02 and 8.03 hereof, each Party shall have all other rights and remedies provided for in law or equity.

                                   SECTION IX

                          INSURANCE AND INDEMNIFICATION

9.01 Insurance. Without limiting any of the obligations or liabilities of the Operator, Operator shall at all times throughout the term of this Agreement and any renewal thereof, carry and maintain, or cause to be maintained, at its own expense, insurance with at least the minimum insurance coverage set forth below and such other additional insurance as may reasonably be required from time to time by the Owner. All insurance carried and maintained pursuant to this Agreement shall be with insurers, and shall be in such form as shall be satisfactory to the Lender.

          (a) Operator shall carry and maintain or cause to be maintained commercial or comprehensive general liability insurance written on an occurrence basis and with a combined single limit of not less than $ 1,000,000 each accident and in the annual aggregate. Such insurance shall include premises/operations, explosions, collapse and underground hazards, broad form contractual, products/completed operations, independent contractors, broad form property damage and bodily injury coverages.

          (b) Operator shall carry and maintain or cause to be maintained worker's compensation insurance written in accordance with statutory limits and employers' liability coverage in an amount not less than $1,000,000 per occurrence in the annual aggregate. The employers' liability coverage shall not contain occupational disease exclusion. Such policy or policies shall contain an all states endorsement or stop gap endorsement.

          (c) Operator shall carry and maintain or cause to be maintained comprehensive automobile liability insurance covering all owned, non-owned and hired vehicles. Such coverage shall be written in an amount not less than $1,000,000 per occurrence in the annual aggregate.

          (d) Operator shall carry and maintain or cause to be maintained excess (or umbrella) liability insurance written on an occurrence basis and providing coverage for a limit of not less than $14,000,000 per occurrence annual aggregate in excess of the insurance as required in item (a), item (b) with respect to employers' liability only and item (c) herein.

          (e) Operators' subcontractors, if any, shall carry and maintain or cause to be maintained commercial or comprehensive general liability insurance as described in item (a) above and workers' compensation and employers' liability insurance as described in item (b) above and comprehensive automobile liability insurance as described in item (c) above.

          (f) All deductibles or self-insured retentions shall be the sole responsibility of the Operator.

          (g) Any insurance carried and maintained in accordance with this Agreement shall be endorsed to provide that:

               (i) the interest of the Owner and Lender shall not be invalidated by any action or inaction of the Operator or any other person and all policies shall insure the Owner and Lender regardless of any breach or violation by the Operator or any other Person of any warranties, declarations, or conditions in such policies;

               (ii) the insurer thereunder waives all rights of subrogation against the Owner, Lender, and Utility, any right of setoff and counterclaim and any other right to deduction due to outstanding premium, whether by attachment or otherwise;

               (iii) Such insurance shall be primary without right of
                    contribution of any other insurance carried by or on behalf of the Owner and Lender with respect to their interests as such in the Facility;

               (iv) Inasmuch as such policies are written to cover more than one insured, all terms, conditions, insuring agreements and endorsements (other than the limits of liability) shall operate in the same manner as if there were a separate policy covering each insured;

               (v) If such insurance is canceled for any reason whatsoever, including nonpayment of premium, or any substantial change is made in the coverage that affects the interests of the Owner, Lender, and Customers, such cancellation or change shall not be effective as to the Owner and Lender until sixty (60) days after receipt by the Owner and Lender of written notice sent by registered mail from such insurer of such cancellation or change; provided, however, that such sixty (60) day period shall be reduced to ten (10) days in the case where cancellation results from the nonpayment of premiums; and

          (h) On or before the execution of this Agreement and annually thereafter, Operator shall arrange for furnishing Owner and Lender with approved certification of all required insurance. Such certification shall be executed by each insurer or by an authorized representative of each insurer. Such certification or notice, as the case may be, shall identify insurers, the type of insurance, the insurance limits and the policy term and shall specifically list the special endorsements in (g) above. Operator will furnish Owner and Lender with copies of all insurance policies, binders, and cover notes or other evidence of such insurance relating to the Facility in the event of a claim.

          (i) Concurrently with the furnishing of the certification referred to in item (h) above, Operator will furnish Owner and Lender with a report of each insurer or insurance broker stating that all premiums then due from the Operator have been paid and that in the opinion of such insurer or insurance broker, the insurance then carried and maintained with respect to the Facility is in accordance with the terms of this Agreement. Furthermore, Operator will cause an insurer or insurance broker to advise Owner and Lender promptly in writing of any default in the payment of any premiums or any other act or omission on the part of the Operator or any other person of which such broker has actual knowledge which might invalidate or render unenforceable, in whole or in part, any insurance provided hereunder. Owner and/or Lender may, at their sole option, obtain such insurance if not obtained by the Operator and, in such event, Operator shall reimburse Owner and/or Lender upon demand for the cost thereof.

          (j) The Owner shall maintain or cause to be maintained All Risk Property and Boiler and Machinery insurance, covering physical loss or damage to the cogeneration facility, including, but not limited to, fire and extended coverage, collapse, flood, earthquake, and comprehensive boiler & machinery including electrical and mechanical breakdown. Such coverage shall be written on a replacement cost basis, however sublimits of not less than $75,000,000 are acceptable for loss or damage due to flood or earthquake.

          (k) The Owner, its insurer, and the Operator agree to waive all rights of subrogation against each other for damages caused by fire and or other perils to the extent covered by the all risk property and boiler & machinery insurance identified in (j) above.

9.02  Indemnification.

          (a) Operator agrees to defend and indemnify the Owner and Lenders and their respective directors, officers and employees (collectively "Indemnitee") against, and to hold them harmless from any and all claims, suits, liabilities and legal expenses (collectively "Claims") resulting from or in connection with Operator's performance, negligent performance, or non-performance of its obligations hereunder except where such Claims were caused by the sole negligence or willful misconduct of an Indemnitee, provided that Operator shall be promptly notified in writing of such claim or suit brought against such Indemnitee and shall be permitted to participate in the defense thereof.

          (b) Owner agrees to defend and indemnify Operator and its directors, officers and employees (collectively "Operator Indemnitee") against, and to hold them harmless from any and all Claims, resulting from or in connection with Owner's performance, negligent performance, or non-performance of its obligations hereunder, except where, such claims were caused by the sole negligence or willful misconduct of the Operator Indemnitee, provided that the same notification to, and opportunity to participate, specified in Section 9.02(a) above is afforded to Owner.

9.03 Additional Insured. Lender shall be named as an additional insured under the foregoing policies of insurance.

9.04 Damage Limitation. Neither Operator nor Owner shall have liability to the other party hereunder for indirect, incidental or consequential damages, including, without limitation, loss of revenues.

                                    SECTION X

                              PERMITS AND LICENSES

10.01 Owner Permits and Licenses. Owner shall be responsible for obtaining and maintaining all permits and licenses, required to be in the name of Owner, necessary for the operation and maintenance of the Facility. Operator shall cooperate with Owner in obtaining and maintaining such permits and licenses and in preparing reports required thereunder.

10.02 Operator Permits and Licenses. Operator shall be responsible for obtaining and maintaining all permits and licenses required to be in the name of Operator.


                                   SECTION XI

                             INDEPENDENT CONTRACTOR

At all times, Operator shall perform the requirements of this Agreement as an independent contractor to the Owner. Operator shall have full responsibility for the control and direction of its employees, servants and agents. Operator shall be fully and solely responsible for the payment of such employees, servants and agents and for the payment of all obligations incurred by Operator in performing the requirements of this Agreement. This Agreement is not intended to and shall not create a partnership of any kind or type. Except for as provided in Section 4.02, Operator shall not be an agent for and may not bind Owner. Owner shall not be an agent for and may not bind Operator.

                                   SECTION XII

                             COORDINATION AND ACCESS

12.01 Access. Owner shall provide Operator and its employees, agents, and sub-contractors with full and free access to the Facility at all times to perform its obligations under this Agreement. Operator shall furnish Owner with a list of employees engaged in operation and maintenance of the Facility and shall inform Owner in writing of all changes thereto. Operator, its employees, agents and subcontractors shall comply with all safety and other requirements established by Owner in connection with such access.

12.02 Coordination; Required Level of Performance. Operator's personnel will interface with Owner's Representative and with appropriate representatives of Utility. Operator shall accept daily instructions from the Utility and Owner as to projected requirements, subject to the design limits of the Facility. In the event of any interruption of the operation of the Facility or in the event Operator is unable to operate the Facility so as to meet the requirements of Utility, and Owner, Operator shall immediately notify Owner of the circumstance and shall exert its best efforts to restore the Facility to its required operating level.

12.03 Intellectual Property Owner acknowledges that in the course of Operator performing its obligations under the Agreement, Operator may provide to Owner access to certain copyright material and other proprietary intellectual property which is either owned or licensed by Operator (collectively the "Operator Intellectual Property"). Owner agrees that it shall not obtain any ownership or other rights in or with respect to the Operator Intellectual Property except as expressly agreed by Operator, provided, however, that Operator hereby grants to Owner and its assigns an irrevocable royalty-free license to use any such Operator Intellectual Property for purposes of operating and maintaining the Facility. Owner will, if requested by Operator, execute such license and other documentation as Operator may reasonably request in order to protect Operator's rights with respect to the Operator Intellectual Property.

                                  SECTION XIII

                                  FORCE MAJEURE

13.01 Force Majeure. Neither Party shall be responsible or liable for or subjected to a termination of this Agreement for or deemed in breach of this Agreement as a result of any deficiency in the performance of its obligations hereunder to the extent that such deficiency is due to circumstances beyond its reasonable control including, without limitation, deficiencies attributable to acts of God; unusually severe weather conditions; any labor difficulty not involving employees of any parties hereto, any labor difficulty involving employees of parties hereto to the extent such employees are members of a labor union and such labor difficulty is in violation of a labor contract or in violation of applicable laws; any labor difficulty involving employees of parties hereto, not caused by the act or the failure to act on the part of the relevant party hereto, to the extent such employees are in the process of becoming members of a labor union; war; inability to obtain fuel for the Facility; riots; requirements, actions or failures to act on the part of governmental authorities preventing performance; changes in law, inability despite due diligence to obtain required licenses; accident; fire; damage to or breakdown of necessary facilities; or transportation delays or accidents (such causes hereinafter called "Force Majeure"); provided that:

          (a) The non-performing party shall give the other party prompt written notice after the discovery of the Force Majeure describing the particulars of the occurrence; and

          (b) The suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure but under no circumstances shall the Force Majeure exceed one hundred and eighty (180) days; however, if such Force Majeure is declared by Operator and results in either (i) the inability of the Facility to furnish Dependable Capacity to the Customers, or (ii) the inability of the Facility to maintain its QF status, in each case, then the Force Majeure shall not exceed thirty (30) days; and

          (c) The party with a deficiency in its performance uses its best efforts to remedy such deficiency and

          (d) When the non-performing party is able to resume performance of its obligations under this Agreement that party shall give the other party written notice to that effect; and

          (e) The Force Majeure shall not excuse failure to apply money obligations nor shall it excuse any deficiency in performance to the extent caused by any negligent or intentional act, error, or omission, or failure to comply with any law, rule, regulation, order or ordinance.

13.02 Extension of Agreement by Force Majeure. Except as otherwise provided, in no event will any condition of Force Majeure extend this Agreement beyond its stated Term.

                                   SECTION XIV

                                  RENEGOTIATION

14.01 Operator's Monthly Fee. In the event that Owner's actions make substantive, material and adverse changes to the configuration or operational ability of the Facility which have the demonstrable effect of increasing Operator's direct on-site labor, overhead, payroll and other related costs, Operator may request a retrospective and/or prospective renegotiation of the monthly fees in Section 4.01. Operator's request must be in writing and must be accompanied by all necessary supporting documentation. The Owner and Operator will negotiate in good faith to resolve any such request.

14.02 Resolution. Owner and Operator will attempt to resolve said request by negotiation or they may resort to Arbitration. In the event of Arbitration, the issue presented to the arbitrator shall be the amount, if any, by which Operator's direct on-site labor, overhead and payroll-related costs, determined in accordance with generally accepted accounting principles (excluding those paid on a cost reimbursement basis as provided in Section 4.02 above) have increased.


                                   SECTION XV

                OPERATOR AND OWNER REPRESENTATIONS AND WARRANTIES

15.01 Representations and Warranties of Operator. Operator represents and warrants, as of the date hereof, as follows:

          (a) it is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified to do business in and is in good standing in the State of Maryland;

          (b) it has taken all necessary action to authorize the execution, delivery and performance of its obligations under this Agreement, which action has not been superseded or modified, and this Agreement constitutes the legal, valid and binding obligation of Operator, enforceable in accordance with its terms;

          (c) the execution, delivery and performance of this Agreement do not violate (i) its articles of incorporation or by-laws or any resolution of its Board of Directors or other committees charged with the governance of its affairs, (ii) any contract to which it or, to the best of its knowledge, any of its Affiliates is a party or (iii) any law, rule, regulation, order, writ, judgment, injunction, decree or determination affecting Operator or any of its properties;

          (d) it has not filed any petition for relief under the bankruptcy laws of the United States of America, has not made nor is making an assignment for the benefit of creditors, initiated nor been the subject of any proceeding seeking to have a receiver or trustee appointed to liquidate or manage its affairs, and none of its properties is subject to the jurisdiction of any bankruptcy court of the United States of America or any receivership proceeding;

          (e) no litigation is pending or, to its knowledge, threatened which seeks to restrain it from performing its obligations hereunder or the adverse outcome of which would materially affect its business or its ability to perform its obligations hereunder;

          (f) no authorization or approval or other action by, and notice to or filing with, any government agency or regulatory body is required for the due execution, delivery and performance by Operator of this Agreement which have not been obtained;

          (g) it or one of its Affiliates is experienced in the operation, maintenance and repair of electrical generating facilities, has complied with the provisions of all applicable laws, including, without limitation, environmental laws, respecting the operation of such facilities and has not been and is not currently subject to any judgment or settlement of any claim imposing significant liability on it for noncompliance with law or mismanagement in its operation of any electric power generating facility;

          (h) it is familiar with the terms of the customer sales agreements that affect or relate to the operation of the Facility.

15.02 Representations and Warranties of Owner. Owner represents warrants, as of the date hereof, as follows:

          (a) it is a partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b) it has taken all necessary action to authorize the execution, delivery and performance of its obligations under this Agreement, which action has not been superseded or modified, and this Agreement represents the valid and binding obligation of Owner, enforceable in accordance with its terms;

          (c) the execution, delivery and performance of this Agreement do not violate (i) its articles of incorporation or by-laws or any resolution of its Board of Directors or other committees charged with the governance of its affairs, (ii) any contract to which it is a party or (iii) any law, rule, regulation, order, writ, judgment, injunction, decree or determination affecting Owner or any of its properties;

          (d) it has not filed any petition for relief under the bankruptcy laws of the United States of America, has not made nor is making an assignment for the benefit of creditors, has not initiated nor been the subject of any proceeding seeking to have a receiver or trustee appointed to liquidate or manage its affairs, and none of its properties is subject to the jurisdiction of any bankruptcy court of the United States of America or any receivership proceeding; and

          (e) no litigation is pending or, to its knowledge, threatened which seeks to restrain the performance of its obligations hereunder or the adverse outcome of which could materially affect its business or its ability to perform its obligations hereunder; and

          (f) no authorization or approval or other action by, and notice to or filing with, any government agency or regulatory body is required for the due execution, delivery and performance by Operator of this Agreement which have not been obtained.

                                   SECTION XVI

                                     NOTICES

     All notices, approvals, consents, requests and other communications hereunder shall be in writing and shall be deemed to have been given when delivered to the other Party by registered, certified, or express mail, return receipt requested, postage prepaid, or by telecopy, addressed as follows:

                        If to Operator:

                        Panda Global Services, Inc.
                        4100 Spring Valley Road, Suite 1001
                        Dallas, Texas 75244

                        ATTN: Vice President of Operations

                        If to Owner:
                        Panda-Brandywine, L.P.
                        4100 Spring Valley Road, Suite 1001
                        Dallas, Texas 75244
                        ATTN: President

      Either Party may change or augment their above address by written notice given as provided herein.


                                  SECTION XVII

                                 APPLICABLE LAW

     This Agreement shall be deemed to have been made in Dallas, Texas and to be performed in the state of Maryland. It shall be construed in accordance with the laws of the state of Maryland.


                                  SECTION XVIII

                                   NON-WAIVER

     The failure of Owner or of Operator to enforce any of the terms and conditions or to exercise any right or privilege under this Agreement shall not be construed as waiving any such term or condition or right or privilege and the same shall continue and remain in force and effect as if no such failure to enforce or exercise has occurred. No waiver shall be valid unless so stated in writing.


                                   SECTION XIX

                                      TITLE

     Title to all tools, equipment, supplies and parts purchased by Operator for which Operator is directly reimbursed and of all reports, record logs and documentation prepared by Operator pursuant to this Agreement shall pass directly upon payment by Owner. Said tools, equipment, supplies and parts shall be and become the property of Owner free of all liens and encumbrances except as provided for in Section 2.14.

                                   SECTION XX

                                   ASSIGNMENT

20.01 Assignment. Neither Operator nor Owner shall assign this Agreement or any portion hereof, or any of the rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other Party. This Agreement and any such assignment shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties.

20.02 Owner shall be entitled to assign this Agreement and its rights herein without the consent of Operator to any of Owner's Affiliates that has a direct or indirect interest in the Plant. In addition, Operator hereby consents to the granting of a security interest in and an assignment by Owner of the Customer's rights and obligations under this Agreement and its rights herein to the Lenders and their successors, assigns and designees in connection with any financing or refinancing related to the development, construction, operation and maintenance of the Plant. In furtherance of the foregoing, Operator acknowledges that the Lenders may under certain circumstances assume the interests and rights of Owner under this Agreement.

20.03 Operator acknowledges that the Lenders may under certain circumstances foreclose upon and sell, or cause Owner to sell or lease the Plant and cause any new lessee or purchaser of the Plant to assume all of the interests, rights and obligations of Owner arising under this Agreement. In such event, Operator agrees to the assignment by Owner and the Lenders of this Agreement and its rights herein to such purchaser or lessee and shall release Owner and the Lenders from all obligations hereunder upon any such assignment.

                                   SECTION XXI

                                     LENDERS

21.01 Lenders. Operator acknowledges that Owner has borrowed certain funds from the Lenders for the construction of the Plant and that, as a condition to making loans to Owner, the Lenders may from time to time require certain documents from Operator and its Subcontractors and Vendors. In connection therewith, Operator agrees to furnish to the Lenders, and to use its best efforts to cause its Subcontractors and Vendors to furnish to the Lenders, such written information, certificates, copies of invoices and receipts, lien waivers (upon payment), affidavits and other like documents as the Lenders may reasonably request. Operator shall negotiate in good faith amendments to this Agreement reasonably requested by the Lenders. In addition, Operator shall promptly execute any additional documentation, as may be mutually agreed upon in form and substance, that is reasonably requested by the Lenders.

21.02 Operator shall promptly execute any additional documentation as may be mutually agreed on form and substance, and which is reasonably requested by the Lenders, including, but not limited to, documents evidencing Operator's consent to assignment of this Agreement as a security to the Lenders or otherwise upon the occurrence of events specified in such documents and any reasonable modifications to this Agreement.

21.03 Operator hereby subordinates any Liens to which it may be entitled under Applicable Law or under the provisions of this Agreement to any Lien granted in favor of the Lenders, whether such Lien in favor of Lenders is created, attached or perfected prior to or after the Lien in favor of Operator. In addition, Operator shall submit proof satisfactory to Owner that it has included in each subcontract entered into by it with a substantial subcontractor a requirement that any Lien to which such substantial subcontractor may be entitled to thereunder or by Applicable Law shall be subordinate and inferior to any Lien granted in favor of the Lenders, whether such Lien in favor of Lenders is created, attached or perfected prior to or after the Lien in favor of such substantial subcontractor.

21.04 In the event of Owner's default under this Agreement, the Lenders shall have the right to cure Owner's default and, in such event, Operator's duties and obligations under this Agreement shall be unaffected. In that regard, the Lenders shall have (i) sixty (60) days from the date notice of default is delivered to the Lenders to cure such default if such default is the failure to pay amounts to Operator which are due and payable under the Contract or (ii) such other period to cure such default if the breach or default cannot be cured by the payment of money to Operator so long as the Lenders or their designee shall have commenced to cure the default and thereafter diligently pursue such cure to completion and continue to perform any monetary obligations under the contract and all other obligations under the contract are performed by Owner or the Lenders. If possession of the Project is necessary to cure such breach or default, and the Lenders declare Owner in default and commence foreclosure proceeding s, the Lenders will be allowed a reasonable period to complete such proceedings. If the Lenders are prohibited by any court order or proceedings from curing the default or from commencing or prosecuting foreclosure proceedings, the foregoing time periods shall be extended by the period of such prohibition. Operator further agrees to perform its obligations hereunder for the benefit of the Lenders in the event of Owner's default under this Agreement or under the Financing Documents, provided that the Lenders (or its assignee) shall have cured all defaults of Owner's obligations hereunder and shall have paid all amounts then due, including costs to cure. In such event, the Lenders (or its assignee) shall have the rights and obligations of Owner under this Agreement, provided the Lenders shall have no personal liability to Operator for the performance of such obligations, and the sole recourse of Operator in seeking the enforcement of such obligations shall be to such parties' interest in the Project.

          Owner and Operator agree that the Lenders are intended to be a third party beneficiary of this Agreement. In that regard, Owner and Operator will not, without the prior written consent of the Lenders, amend or modify this Agreement in any respect.

                                  SECTION XXII

                                  MISCELLANEOUS

22.01 Amendments. All amendments to this Agreement must be written and must be signed by both parties hereto.

22.02 Invalidity. If any provision of this Agreement shall be found to be invalid by any court of competent jurisdiction, such finding shall not invalidate any other provision hereof.

22.03 Successors & Assigns. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and upon their respective successors and assigns.

22.04 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties as to the subject matter of this Agreement and merges and supersedes all prior agreements, commitments, representations, and discussion between the Parties pertaining to the subject matter of this Agreement.

22.05 Third Party Beneficiaries. Excluding rights of the Lenders to the Facility, this Agreement is not intended to create any third party beneficiary or rights.

22.06 Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original but all of which taken together shall be deemed a single instrument.

     Executed on the first day above written.

                             PANDA-BRANDYWINE, L.P.
                             By:  Panda Brandywine Corporation, General Partner


                             By: _______________________________________
                             Name: /s/ Darol Lindloff
                             Title:    President


                             PANDA GLOBAL SERVICES, INC.



                             By: ______________________________________
                             Name: /s/  Don Thorpe
                             Title:     Vice President - Plant Operations

                                    EXHIBIT B

                         Operator's Name Site Personnel

Operator will provide the site management, supervisory, and hourly personnel required for the ongoing operations and maintenance requirements of the Facility as identified on the attached organization chart. Descriptions of the positions identified on the chart are provided in the following paragraphs.

Position Descriptions

     I.   General Manager

          The General Manager is responsible for all aspects of asset and business management of the Facility and administers the obligations of the Owner under this agreement.

          1.   Manages the Facility Annual Budget.

          2. Manages the Facility O& M Contract, PPA, Fuel Contracts, and Thermal Contract from a business perspective.

          3.   Manage the Facilities Finances

          4. Manage Administration Functions - hiring, supervising, training, and compensation of personnel.

          5.   Perform as the Facility Point of Contact

          6.   Support Panda Corporate Projects as assigned

II.  Plant Manager

     The Plant Manager shall have full local responsibility for the ongoing operations and maintenance requirements of the Facility as defined by this Agreement. Specific duties shall include:

     1. Coordination of all O&M activities with Utility management and dispatch personnel.

     2. On-site administration of the applicable agreements between Owner and the Utility, and Customers.

     3.   Development and administration of contracts with service providers.

     4.   Manage Operations and Maintenance

     5.   Scheduling operating personnel.

     6.   Providing immediate response to operational problems.

     7.   Identifying plant improvement projects.

     8. Performing other activities necessary for the operation at the Facility.

     9. The Plant Manager shall have at least ten (10) years of industry or related experience in the management, operation and maintenance of thermal electrical generating facilities, including gas-fired thermal electric generating facilities.

III. Maintenance Manager

     The Maintenance Supervisor shall be responsible for scheduled and unscheduled maintenance of the Facility. Specific duties shall include:

     1.   Scheduling maintenance personnel.

     2.   Planning and directing maintenance activities.

     3.   Training and developing maintenance personnel.

     4.   Executing maintenance instructions as defined by Plant Manager.

     5.   Providing immediate maintenance support for operational problems.

     6.   Identifying plant improvement projects.

     7.   Developing and administering a maintenance management system.

     8.   Developing and administering plant safety programs.

     9.   Developing and administrating plant QA programs.

     10.  Performing other activities required for Facility maintenance.

IV.  Shift Supervisor and Auxiliary Operator:

     These individuals are responsible for normal physical operations of the Facility. Specific duties shall include:

     1. Starting up and shutting down plant equipment; operating all systems on an ongoing basis.

     2.   Taking periodic readings; identifying and responding to deviations.

     3.   Diagnosing and responding to operational upsets.

     Shift Supervisor and Auxiliary Operator selection shall be based on:

     1.   Previous industry or military experience in related fields.

     2.   Education and training.

     3.   Oral and written communication skills.

VI.  Instrumentation and Control Technician

     Specific duties shall include:

     1.   Operating and maintaining the instrumentation repair and test shop.

     2. Troubleshooting and correcting system problems on a 24-hour per day basis.

     3. Assisting in normal power plant operations as needed, particularly during start up and shutdown sequences.

     4. Working with I&C specialist (supervisory, home office, vendor reps, etc.) to resolve equipment or system problems.

VII.  Electrical Technician

     Specific duties shall include:

     1.   Maintaining plant electrical equipment.

     2.   Assisting in plant start up/shutdowns as required.

     3.   Troubleshooting and correcting electrical problems.

VIII.  Mechanical Technician

     Specific duties shall include:

     1.   Assisting in daily operations as required.

     2.   Assisting in plant start up/shutdowns as required.

     3.   Executing planned maintenance program.

     4.   Responding to plant upsets and making repairs as required.

     5. Working with outside service providers when required (e.g. on jobs beyond in-house capabilities).

     The I&C Technician, Electrical Technician, and Mechanical Technician selection shall be based on:

     1.   Previous industry or military experience in related fields.

     2.   Education and training.

     3.   Oral and written communication skills.

All site personnel shall be provided with additional Facility-specific formal training during the construction and start-up phases of the project. Such training requirements shall be identified during the construction phase of the project and compared with the training to be provided by the Turnkey Contractor. Any training requirements beyond that provided by the Turnkey Contractor shall be identified to Owner and, upon approval, arranged for and provided for by Operator. Associated costs will be billed directly to Owner or passed through to Owner as a Reimbursable Cost.

In the event that it becomes necessary to replace or add personnel, training and orientation shall be identified, developed and provided by Operator on an individual basis.

This level of manning is based on the expectation that: (1) the Facility will be operated as a combined-cycle generating facility, (2) that it will require less than three hundred (365) starts per year, and (3) that it is designed in such a manner that it can be started with a crew of five (5) or less, and operated/shutdown as a combined-cycle facility with a crew of four (4) or less.

                                    EXHIBIT C

                               HOME OFFICE SUPPORT

The following services shall be provided by the home office and all associated costs are included in the operation and maintenance base fee:

          Overall job management

          Annual Operations audit and report

          Engineering review of plant performance and efficiency

          Maintenance planning assistance programs

          Inventory tracking control programs

          Contract administration and interpretation assistance

          Troubleshooting support

          Site safety and hazardous materials programs

          Capital project engineering support (conceptualization, analysis, and recommendation)

          Problem analysis and resolution

          Warranty administration assistance

          Clerical and administrative

          Payroll

          Accounts payable

          General accounting

          Travel and living expenses of home office personnel

In the event that support services beyond the scope or intent of those identified above are required; Operator shall identify the expanded scope and associated costs required. Said expanded scope shall be provided upon receipt of written authorization to proceed from the Owner's Representative.

                                    EXHIBIT D

                  Purchased Parts, Purchased Labor and Services

Operator will provide purchased parts, other than spare parts, purchased labor and services throughout the term of the Agreement as necessary to perform the requirements of the Agreement. Any maintenance or repair that can reasonably be performed by the regular full-time on-site personnel provided pursuant to
Section 2.01 of the Agreement will be perfomred by them without additional compensation.

The following are examples of services which would not be performed by regular full-time on-site personnel.

1. General Purchase Order Labor (used to supplement site labor force on a project basis)

2.   Water System Analysis & consultants

3.   Fuel Analysis

4.   Emissions Testing (one test per source per year)

5.   Gas Turbine Maintenance, Inspection and Repairs

6.   Steam Turbine Maintenance, Inspections and Repairs

7.   Boiler Maintenance, Inspection and Repairs (HRSG)

8.   Control System Service

9.   Switchgear Service and Repairs

10.  Motor, Compressor and Pump Service and Repairs

11.  Emissions Control Service

12.  Meter Certification and Calibration

                                        1